Exhibit 99.1

                  Gulf Island Fabrication, Inc. Resumes Normal
                       Operations Atfer Hurricane Katrina


    HOUMA, La.--(BUSINESS WIRE)--Sept. 2, 2005--Gulf Island Fabrication, Inc. (NASDAQ:GIFI) today reported it sustained very minimal damage from Hurricane Katrina that moved through the Gulf Coast Monday. Office and essential yard personnel have been performing various tasks to return the Corporate headquarters and all the Company's operating facilities (Gulf Island, L.L.C., Dolphin Services, L.L.C. and Southport, L.L.C.) to normalcy.
    We anticipate being fully operational (pre-Hurricane Katrina levels) on Tuesday, September 6, 2005. We distributed to our production employees their regular weekly payroll checks on Thursday, September 1, 2005, and they are eager to return to work.
    We request that if any customer, vendor, supplier, investor or related business associate has any questions, concerns or needs, please contact us. Due to the extra burden on the communications systems in our area, we have established several additional telephone numbers and two additional e-mail addresses at our Corporate headquarters where we may be contacted. If you use the e-mail addresses below, please send a copy of the e-mail to your regular Company contact. You may also use the telephone numbers below to contact any of the Company's subsidiaries: Gulf Island, L.L.C., Dolphin Services, L.L.C. and Southport, L.L.C.


                 The additional telephone numbers are:
                             985-851-4506
                             985-876-4927
                             985-872-9563

                 The additional e-mail addresses are:
                        gulfislandfab@yahoo.com
                        gulfislandfab@excite.com


    Gulf Island Fabrication, Inc., based in Houma, Louisiana, is a leading fabricator of offshore drilling and production platforms, offshore living quarters and other specialized structures used in the development and production of offshore oil and gas reserves. The Company also offers offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, and steel warehousing and sales.


    CONTACT: Gulf Island Fabrication, Inc., Houma
             Kerry J. Chauvin, 985-872-2100
             or
             Joseph "Duke" Gallagher, 985-872-2100